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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                    TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             CHENIERE ENERGY, INC.

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under and by virtues of the General Corporation Law of the State of Delaware (the "Company"),

                              DOES HEREBY CERTIFY

     FIRST:     That the Board of Directors of the Company (the "Board"), by the
unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Company. The resolution setting forth the proposed amendment is as follows:

     NOW THEREFORE, BE IT RESOLVED, that, the first sentence and items (1) and
(2) of Article Fourth of the Company's Amended and Restated Certificate of Incorporation be amended to be and read in their entirety as follows:

        FOURTH: The total number of shares of stock that the Company shall have the authority to issue is 65,000,000 shares, consisting of:

        (1) 60,000,000 shares of Common Stock, having a par value of $.0003 per share; and

        (2) 5,000,000 shares of Preferred Stock with a par value of $.0001 per share.

     SECOND:    That thereafter, the 1999 annual meeting of the stockholders of the Corporation was July called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Don A. Turkleson, its Chief Financial Officer, Secretary and Treasurer, this 18th day of June 1999.


                                /s/ Don A. Turkleson
                                ---------------------------------
                                Don A. Turkleson
                                Chief Financial Officer, Secretary and Treasurer